Exhibit 99.1

Northstar Neuroscience, Inc. Reports Financial Results for the First Quarter of 2008

SEATTLE—(BUSINESS WIRE)—April 24, 2008—Northstar Neuroscience, Inc., (NASDAQ:NSTR), a medical device company developing therapies for the treatment of neurological diseases and disorders, today announced financial results for its first quarter ended March 31, 2008. Investments in the Company’s clinical programs resulted in a net loss of $5.4 million, or $0.21 per share, for the first quarter of 2008, compared to a net loss for the first quarter of the prior year of $6.6 million, or $0.26 per share. Northstar also reported cash and investments of $77.9 million at March 31, 2008 compared to $83.5 million at December 31, 2007.

“During the quarter, we performed a strategic review of our cortical stimulation pipeline and resources, and are now moving forward aggressively with our clinical program investigating cortical stimulation for the treatment of depression,” commented John Bowers, the Company’s President and Chief Executive Officer. “If successful, cortical stimulation therapy could provide an important new option for the millions of patients who do not respond to traditional therapies for depression. We are also continuing analysis of our EVEREST trial data set, including ongoing evaluation of the patient subset that achieved significant benefit from our therapy for stroke recovery. We implemented expense reduction measures to preserve resources to execute our plan, and we look forward to achieving and communicating future milestones as we develop our cortical stimulation therapy.”

Research and development expenses totaled $4.0 million for the quarter ended March 31, 2008, compared to $5.6 million for the first quarter of the prior year. The lower current quarter expenses reflect a reduction in clinical trial and related costs due to the completion of EVEREST trial enrollment in 2007, partially offset by higher compensation and other research and development expenses. Current year expenses also include non-recurring costs associated with the Company’s February 2008 reduction in force.

General and administrative expenses totaled $2.4 million for the quarter ended March 31, 2008, compared to $2.3 million for the first quarter of the prior year. The changes reflect increases in compensation and consulting expenses, including costs related to the reduction in force, partially offset by decreases in market development costs.

Conference Call

Northstar Neuroscience will hold a conference call to discuss first quarter operating results today starting at 4:30 p.m. EDT (1:30 p.m. PDT). To listen to the conference call on your telephone, please dial 1-866-203-2528 (US/Canada) or 1-617-213-8847 (International) and use the participant code “52627360” approximately ten minutes prior to the start time. The conference call will be concurrently webcast. The link to the webcast will be available on the Northstar Neuroscience web site at www.northstarneuro.com under the investor relations section and will be archived for 30 days after the call.

About Northstar Neuroscience

Northstar Neuroscience is a medical device company focused on developing neurostimulation therapies to treat neurological injury, disorder, and disease. Northstar’s proprietary Renova™ Cortical Stimulation System is an investigational device that delivers targeted electrical stimulation to the outer surface of the brain - the cerebral cortex. The Renova system is currently under investigation for several indications. For more information, visit www.northstarneuro.com.

This release contains information about management’s view of our future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with the timing and results of any of our clinical trials, analysis of the results of any of our clinical trials, the timing of release of results related to any of our clinical trials, the timing of any proposed submission to the U.S. Food and Drug Administration, our ability to complete our ongoing or any future clinical trials, delays in conducting or completing any of our clinical trials, and our ability to estimate future cash flows and cash needs. Results from our feasibility trials, or from subgroups of a pivotal clinical trial, may not be indicative of success in any later clinical trials.

Contacts:

Investors: Northstar Neuroscience, Inc. Ray Calvert, 206-902-1930 Vice President, Finance/CFO ir@northstarneuro.com	Westwicke Partners Mark Klausner, 410-321-9651 mark.klausner@westwickepartners.com

Media: Schwartz Communications Helen Shik / Julia Maslen, 781-684-0770 northstar@schwartz-pr.com

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Northstar Neuroscience, Inc.

Condensed Balance Sheets Data

(in thousands)

	March 31, 2008	December 31, 2007
Cash, cash equivalents and investment securities	$77,855	$83,450
Other current assets	761	1,017
Property and equipment, net	923	949
Other assets	93	93

Total assets	$79,632	$85,509

Accounts payable and accrued liabilities	$2,585	$3,658
Other liabilities	504	601
Shareholders’ equity	76,543	81,250

Total liabilities and shareholders’ equity	$79,632	$85,509

Northstar Neuroscience, Inc.

Condensed Statements of Operations Data

(in thousands, except share and per share data)

	Quarter Ended March 31,
	2008	2007
Operating expenses:
Research and development	$3,978	$5,605
General and administrative	2,374	2,335

Total operating expenses	6,352	7,940

Operating loss	(6,352)	(7,940)
Interest income	922	1,351

Net loss	$(5,430)	$(6,589)

Basic and diluted net loss per share	$(0.21)	$(0.26)

Shares used in computation of basic and diluted net loss per share	25,893,657	25,792,757